EXHIBIT 24.B


                         INDEPENDENT AUDITORS' CONSENT



     We consent to the incorporation by reference in this Registration Statement of Track Data Corporation on Form S-8 of our report dated February 27, 1998, appearing in the Annual Report on Form 10-K of Track Data Corporation for each of the three years in the period ended December 31, 1997 as to Track Data Corporation and of our report dated March 4, 1998 as to Innodata Corporation for the year ended December 31, 1997 and to the reference to our firm under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


Grant  Thornton  LLP
Melville,  New  York
May  7,  1998